AMENDMENT NO. 1

TO

SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of [__________], 2026, by and between Constellation Investments, Inc. (formerly known as Ohio National Investments, Inc.), an Ohio corporation (the “Adviser”), and FIAM LLC, a Delaware limited liability company (the “Sub-Adviser”), and amends the Sub-Advisory Agreement made as of July 28, 2023, by and between the Adviser and the Sub-Adviser (the “Agreement”). Capitalized terms used and not otherwise defined in this Amendment have the meanings given to them in the Agreement.

RECITALS

WHEREAS, the Adviser and the Sub-Adviser entered into the Agreement with respect to that portion of the assets of AuguStar Variable Insurance Products Fund, Inc. (formerly known as Ohio National Fund, Inc.) (the “Fund”) designated as the AVIP Fidelity Institutional AM® Equity Growth Portfolio (formerly known as the ON Fidelity Institutional AM® Equity Growth Portfolio);

WHEREAS, following the date of the Agreement, (i) Ohio National Investments, Inc. changed its name to Constellation Investments, Inc., (ii) Ohio National Fund, Inc. changed its name to AuguStar Variable Insurance Products Fund, Inc., and (iii) the ON Fidelity Institutional AM® Equity Growth Portfolio changed its name to the AVIP Fidelity Institutional AM® Equity Growth Portfolio;

WHEREAS, the Fund has, with respect to the AVIP Fidelity Institutional AM Small Cap Core Portfolio and the AVIP Fidelity Institutional AM Mid Cap Core Portfolio (the “New Portfolios”), authorized the Adviser, subject to the requirements of the 1940 Act and the Advisers Act, to appoint the Sub-Adviser as subadviser with respect to those portions of the assets of the Fund designated as the New Portfolios;

WHEREAS, the parties desire to amend the Agreement so that it operates with respect to each series of the Fund identified on a Schedule A thereto, and to include the New Portfolios and the AVIP Fidelity Institutional AM® Equity Growth Portfolio on such Schedule A;

WHEREAS, this Amendment and the Agreement, as it relates to the New Portfolio, have been approved by the Board of Directors of the Fund, including a majority of the members thereof who are not interested persons (as defined in the 1940 Act) of either party, by a vote cast at a meeting called for the purpose of voting on such approval held on [__________], 2026; and

WHEREAS, Section 17 of the Agreement provides that the Agreement may be amended only in accordance with applicable law and only by a written instrument signed by all of the parties to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree that the Agreement is amended as follows:

1. Change of Names. All references in the Agreement to “Ohio National Investments, Inc.” are hereby replaced with “Constellation Investments, Inc.”; all references to “Ohio National Fund, Inc.” are hereby replaced with “AuguStar Variable Insurance Products Fund, Inc.”; and all references to the “ON Fidelity Institutional AM® Equity Growth Portfolio” are hereby replaced with the “AVIP Fidelity Institutional AM® Equity Growth Portfolio.” For the avoidance of doubt, the foregoing changes of name did not effect an assignment of the Agreement within the meaning of Section 12(b) thereof.

2. Addition of the New Portfolio; Schedule A. Schedule A attached hereto is hereby added to, and incorporated into, the Agreement. Effective as of the effective date set forth for the New Portfolios on Schedule A, the New Portfolios are added to Schedule A, and the Adviser hereby retains the Sub-Adviser, and the Sub-Adviser hereby accepts engagement by the Adviser, with respect to the New Portfolios on the terms and conditions of the Agreement as amended hereby.

3. Amendment of Section 1(a). Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) The Adviser hereby retains the Sub-Adviser, and the Sub-Adviser hereby accepts engagement by the Adviser, to supervise and manage on a fully-discretionary basis the cash, securities and other assets of each series of the Fund listed on Schedule A to this Agreement, as Schedule A may be amended from time to time by a written instrument signed by the parties (each such series, a “Portfolio” and, collectively, the “Portfolios”), that the Adviser shall from time to time place under the supervision of the Sub-Adviser (such cash, securities and other assets of a Portfolio initially and as the same shall thereafter be increased or decreased by the investment performance thereof and by additions thereto and withdrawals therefrom by the Adviser). Except where the context otherwise requires, each reference in this Agreement to “the Portfolio” shall be construed as a reference to each Portfolio separately, and this Agreement shall be construed as a separate agreement between the Adviser and the Sub-Adviser with respect to each Portfolio, severally and not jointly.”

4. Amendment of Section 4. Section 4 of the Agreement is hereby amended and restated in its entirety as follows:

“SECTION 4. Sub-Advisory Fees

In consideration of the Sub-Adviser’s services to the Fund hereunder with respect to each Portfolio, the Sub-Adviser shall be entitled to sub-advisory fees, payable monthly, at the annual rate set forth opposite such Portfolio on Schedule A (the “Sub-Advisory Fees”). The Sub-Advisory Fees shall be computed and accrued separately for each Portfolio for each calendar day, and the sum of the daily Sub-Advisory Fee accruals with respect to a Portfolio shall be paid monthly to the Sub-Adviser. The daily fee accruals will be computed on the basis of the valuations of the total net assets of the applicable Portfolio as of the close of business each day, and with respect to any non-business day, daily fee accruals will be computed on the basis of the valuations of the total net assets of the applicable Portfolio as of the close of business on the immediately preceding business day. Except as expressly provided on Schedule A, the assets of a Portfolio shall not be aggregated with the assets of any other Portfolio or of any other account managed by the Sub-Adviser or its affiliates for purposes of determining the applicable fee rate or any breakpoint. With respect to any period that is less than a full month, including any period that ends in the middle of a month and for the avoidance of doubt, the period beginning on the effective date for a Portfolio set forth on Schedule A, the Sub-Advisory Fees shall be prorated based on the number of days in such period. The Sub-Advisory Fees shall be payable solely by the Adviser, and neither the Fund nor any Portfolio shall be liable to the Sub-Adviser for any unpaid Sub-Advisory Fees.”

5. Amendment of Section 11 (Term). The following is hereby added at the end of Section 11 of the Agreement:

“With respect to each Portfolio added to Schedule A after the date of this Agreement, and provided that this Agreement shall have first been approved with respect to such Portfolio by the Board of Directors of the Fund in the manner described above, this Agreement shall be effective with respect to such Portfolio as of the effective date set forth for such Portfolio on Schedule A for an initial term of two (2) years, and shall thereafter continue in effect with respect to such Portfolio from year to year subject to the annual approvals described above.”

6. Amendment of Section 12(a) (Termination). The following is hereby added at the end of Section 12(a) of the Agreement:

“Any notice of termination given pursuant to this Section 12(a) may be given with respect to one or more Portfolios, and the termination of this Agreement with respect to any one Portfolio shall not affect the continuation of this Agreement with respect to any other Portfolio. In addition, this Agreement shall terminate automatically as to a Portfolio upon the liquidation or reorganization of such Portfolio.”

7. Names and Service Marks. The parties acknowledge that the use by the Fund and the Adviser of the name of the New Portfolios and any Portfolio subsequently added to Schedule A, and of any registered or unregistered trademark, service mark or logo of the Sub-Adviser or its affiliates appearing therein, remains subject to Section 18(d) of the Agreement and to the Service Mark License Agreement referenced therein.

8. No Other Amendments. Except as expressly amended by this Amendment, the Agreement remains unmodified and is hereby confirmed and ratified in all respects and continues in full force and effect.

9. Governing Law. This Amendment shall be governed by and subject to the requirements of the laws of the State of Ohio, without reference to the choice of law provisions thereof, and shall be subject to all applicable provisions of law, including the applicable provisions of the 1940 Act.

10. Counterparts. This Amendment may be entered into in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

CONSTELLATION INVESTMENTS, INC.

By:
Name:
Title:

FIAM LLC

By:
Name:
Title:

Accepted and Agreed:

AUGUSTAR VARIABLE INSURANCE PRODUCTS FUND, INC.

By:
Name:
Title:

[Signature Page to FIAM-CINV Amendment to Sub-Advisory Agreement]

SCHEDULE A

Portfolios and Sub-Advisory Fees

(as amended [__________], 2026)

Portfolio	Annual Sub-Advisory Fee Rate (as a percentage of the average daily net assets of the Portfolio)	Effective Date
AVIP Fidelity Institutional AM® Equity Growth Portfolio

• 0.30% of the first one hundred million dollars ($100 million) of the average daily net assets of the Portfolio; and

• 0.27% of the average daily net assets of the Portfolio in excess of one hundred million dollars ($100 million).

July 28, 2023
AVIP Fidelity Institutional AM® Small Cap Core Portfolio

• 0.24% of the first two hundred million dollars ($200 million) of the average daily net assets of the Portfolio;

• 0.22% of the average daily net assets of the Portfolio in excess of two hundred million dollars ($200 million) and up to four hundred million dollars ($400 million); and

• 0.20% of the average daily net assets of the Portfolio in excess of four hundred million dollars ($400 million).

[__________], 2026
AVIP Fidelity Institutional AM® Mid Cap Core Portfolio	• 0.27% of the average daily net assets of the Portfolio.	[__________], 2026

Schedule A-1